EXHIBIT 99.1

FleetCor Acquires UK Fuel Card Company for approximately $304 Million

AllStar is a Leading Fuel Card Provider in the UK

ATLANTA, Ga., December 13, 2011 — FleetCor Technologies, Inc. (NYSE: FLT), a leading global provider of fuel cards and specialized payment products to businesses, today announced that it has acquired AllStar Business Solutions Limited (“AllStar”) from The Arval Group (“Arval”) for £194 million (approximately $304 million).

AllStar’s fuel cards permit fleet operators to provide their company drivers with a payment card to fuel their vehicles securely without having the need to pay with cash or personal credit cards. At present, AllStar has approximately 40 thousand customers and about one million cardholders, a large portion of whom are small and medium sized enterprises. AllStar serves both business clients directly, and strategic partners like Arval leasing who in turn serve their customers. AllStar fuel cards are accepted by all U.K. major fuel brands, including the leading supermarket chains.

In addition, Arval and FleetCor have entered into a strategic relationship where Arval will provide fuel card payment solutions to its customers through AllStar.

“We are pleased to announce the acquisition of AllStar, which is consistent with our global acquisition strategy of identifying attractive assets with performance upside. We believe that we can help AllStar realize its full potential, as we have in previous acquisitions, by bringing our best practices, technology and commitment to this portfolio,” said Ron Clarke, chairman and chief executive officer, FleetCor Technologies, Inc.

“We believe that this sale is a positive move for AllStar employees, partners and customers. FleetCor brings global fuel card expertise, best practices and experience to AllStar, which, we believe, will enable us to improve the products and services available to its customers,” said Andrew Blazye, chief executive officer, FleetCor Europe.

FleetCor financed the all cash acquisition with available cash and financing through its existing credit facilities. FleetCor expects the acquisition to be accretive to revenues and earnings in 2012. The Agreement for the sale and purchase of the entire issued share capital of AllStar Business Solutions Limited was entered into and consummated December 13, 2011 between FleetCor Technologies, Inc., its wholly-owned subsidiary, FleetCor UK Acquisition Limited, and Arval UK Group Limited, as described in FleetCor’s Current Report on Form 8-K filed with the SEC today. The U.K. Office of Fair Trading is reviewing this acquisition and FleetCor will comply with customary undertakings during the review process.

Ron Clarke, FleetCor’s chairman and chief executive officer and Eric Dey, FleetCor’s chief financial officer, will host a conference call December 13, 2011 at 11:00am ET to discuss FleetCor’s acquisition. A live webcast of this conference call will be available at the Investor Relations section of FleetCor’s website (www.fleetcor.com). The live conference call also can be accessed by dialing (877) 941-4774 or for international callers (480) 629-9760. A replay of the webcast will be available on FleetCor’s website for approximately one year.

For your convenience, the conference call can be replayed in its entirety beginning from two hours after the end of the call through December 20, 2011. If you wish to listen to the replay of this conference call, please dial (877) 870-5176, or for international callers (858) 384-5517 and enter passcode 4497108.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Some of these statements include those regarding the transaction between FleetCor and Arval, FleetCor’s future financial and operating results, benefits of the transactions, future opportunities for the combined company, and any other statements about FleetCor or AllStar management’s future expectations, beliefs, goals, plans or prospects. Statements that are not historical facts, including statements about FleetCor’s beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements can be identified by the use of words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or other comparable terminology. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the outcome of any regulatory review or proceedings that may be instituted in connection with the transaction; difficulties in integrating AllStar or a failure to attain anticipated operating results, each of which could affect the accretiveness of the acquisition, and the other factors described in FleetCor’s periodic reports filed with the Securities and Exchange Commission. FleetCor undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in FleetCor’s Annual Report on Form 10-K, which further detail and supplement the factors described in this paragraph.

About FleetCor
FleetCor, is a leading global provider of fuel cards and specialized payment products to businesses. FleetCor’s payment programs enable businesses to better manage and control employee spending and provide card-accepting merchants with a high volume customer base that can increase their sales and customer loyalty. FleetCor serves commercial accounts in North America, Europe, Africa and Asia. For more information, please visit www.fleetcor.com.

About Arval UK
Arval UK is part of the Arval Group, a European leader in full service vehicle leasing, and owned by BNP Paribas, with substantial buying power and a commitment to quality. With over 35 years of fleet management experience, Arval UK is a people-led company, with specialist teams dedicated to businesses from start-ups to FTSE 100 companies. Arval is investing significantly in technology to improve fleet management efficiency and has a comprehensive range of products and services covering contract hire, fleet management, fuel management, leasing, personal motoring schemes, accident management, breakdown recovery and short term hire. www.arval.co.uk

About the Arval Group
Founded in 1989, Arval specialises in full service vehicle leasing, offering companies tailored solutions that optimise their employee’s mobility and outsource the risks associated with fleet management. Expert advice and service quality, which are the foundations of Arval’s customer promise, are delivered in 22 countries by over 4,000 employees, and in 12 other countries through its network of partners. Arval’s total leased fleet adds up to 667,500 vehicles throughout the world (December 2010). Arval is part of BNP Paribas Retail Banking “Equipment Solutions”.

About BNP Paribas
BNP Paribas is one of the best rated banks in the world. The Group has a presence in more than 80 countries and more than 200,000 employees, including more than 160,000 in Europe. It ranks highly in its three core activities: Retail Banking, Investment Solutions and Corporate & Investment Banking. In Europe, the Group has four domestic markets (Belgium, France, Italy and Luxembourg) and BNP Paribas Personal Finance is the leader in consumer lending. BNP Paribas is rolling out its integrated retail banking model across the Europe-Mediterranean zone and boasts a large network in the western part of the United States. In its Corporate & Investment Banking and Investment Solutions activities, BNP Paribas also enjoys top positions in Europe, a strong presence in the Americas and solid and fast-growing businesses in Asia. *Rated AA- by Standard & Poor’s.

Contacts:

For FleetCor
Investor Relations
investor@fleetcor.com
770-729-2017